                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          TOMMY HILFIGER CORPORATION
             -----------------------------------------------------
               (Name of Registrant as specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                          TOMMY HILFIGER CORPORATION

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 27, 1997

  The 1997 Annual Meeting of Shareholders of Tommy Hilfiger Corporation will be held at The Sandy Lane Hotel, Sandy Lane, St. James, Barbados, on October 27, 1997 at 12:00 noon, local time, for the following purposes:

    1. To elect four directors to the Board of Directors of the Company for a term to expire at the 2000 Annual Meeting of Shareholders;

    2. To amend the Company's Stock Option Plans to increase by 750,000 the number of Ordinary Shares, par value $.01 per share, of the Company authorized for issuance under the Stock Option Plans of the Company and its subsidiaries;

    3. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP as the Company's auditors for the fiscal year ending March 31, 1998;

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 12, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

  Shareholders are invited to attend the Annual Meeting. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote instead of him. Whether or not you expect to attend, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN the enclosed Proxy Card in the envelope provided which requires no postage if mailed in the United States. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

September 19, 1997

                          TOMMY HILFIGER CORPORATION
                        6/F, PRECIOUS INDUSTRIAL CENTRE
                             18 CHEUNG YUE STREET
                      CHEUNG SHA WAN, KOWLOON, HONG KONG
                              TEL: 852-2745-7798

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tommy Hilfiger Corporation (the "Company") of proxies to be used at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, October 27, 1997 at 12:00 noon, local time, at The Sandy Lane Hotel, Sandy Lane, St. James, Barbados, and at any adjournment thereof.

  The expected date of the first mailing of this Proxy Statement and the accompanying Proxy Card to the Company's shareholders is September 22, 1997.

                              PROXY SOLICITATION

  A Proxy Card is enclosed for use at the Annual Meeting. Proxies that are properly completed, signed and received prior to the Annual Meeting will be voted in accordance with the instructions of the persons executing the same. Unless instructed to the contrary, the proxies will be voted FOR Proposals 1, 2 and 3 set forth in the Notice of the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed Proxy Card and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

  The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

  A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended March 31, 1997 is enclosed herewith or has previously been sent to you. Such report is not a part of this Proxy Statement.

  On September 12, 1997, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 37,361,994 Ordinary Shares, par value $.01 per share, of the Company (the "Ordinary Shares") were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the Annual Meeting.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth data as of August 31, 1997 concerning the beneficial ownership of Ordinary Shares by (i) the persons known to the Company to beneficially own more than five percent of the outstanding Ordinary Shares of the Company, (ii) all directors and nominees and each Named Executive Officer (as defined below) and (iii) all directors and executive officers as a group as reported by each person.

                                                         AMOUNT
                                                      BENEFICIALLY     PERCENT
                                                         OWNED       OF CLASS(1)
                                                      ------------   -----------
     Pilgrim Baxter & Associates, Ltd.(2)
      1255 Drummers Lane, Suite 300
      Wayne, PA 19087-1590...........................  2,510,200         6.6%
     DIRECTORS AND NAMED EXECUTIVE OFFICERS:
     Silas K.F. Chou.................................        --          --
     Thomas J. Hilfiger..............................     10,000          *
     Joel J. Horowitz................................     10,600          *
     Benjamin M.T. Ng................................    151,070(3)       *
     Lawrence S. Stroll..............................        --          --
     Ronald K.Y. Chao................................      2,000(4)       *
     Lester M.Y. Ma..................................      4,200(4)       *
     Joseph M. Adamko................................      5,600(5)       *
     Clinton V. Silver...............................      6,200(4)       *
     Simon Murray....................................        --          --
     All directors and executive officers as a group
      (12 persons)...................................    200,670          *

--------
*  Less than 1%.
(1) Shares outstanding includes the right to acquire beneficial ownership of 659,315 Ordinary Shares pursuant to currently exercisable stock options under Company stock option plans. For purposes of this table, "currently exercisable" stock options include options becoming vested and exercisable within 60 days from August 31, 1997.
(2) Information based on Amendment to Schedule 13G dated February 14, 1997 filed with the SEC by Pilgrim Baxter & Associates, Ltd. ("Pilgrim"). According to the Schedule 13G, Pilgrim, an investment adviser, has sole dispositive power and shared voting power over all of the shares.
(3) Issuable upon the exercise of currently exercisable stock options under the Plans (as defined below).
(4) Issuable upon the exercise of currently exercisable stock options under the Directors Option Plan (as defined below).
(5) Includes 4,200 Ordinary Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.

PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. At each Annual Meeting of Shareholders, the successors of the class of directors whose terms expire at such meeting are elected for three-year terms.

NOMINEES FOR DIRECTOR

  The Company's Board of Directors has nominated four directors to be elected to the Board of Directors at the Annual Meeting for three-year terms, each of whom is currently a director of the Company: Benjamin M.T. Ng, Lawrence S. Stroll, Lester M.Y. Ma and Clinton V. Silver.

  The principal occupations and other biographical information of the nominees are as follows:

  Benjamin M.T. Ng, 35, has been a Director and Executive Vice President-- Corporate Finance and Assistant Secretary of the Company since 1992. From 1988 to 1991, Mr. Ng was employed in the mergers and acquisitions department at Goldman, Sachs & Co. Mr. Ng devotes a significant portion of his time to matters related to AIHL Investment Group Limited (together with its predecessor, "AIHL") and its affiliates other than the Company.

  Lawrence S. Stroll, 38, has been a Director of the Company since 1992 and has served as Chief Executive Officer of Tommy Hilfiger (HK) Limited ("THHK") since 1993. Prior to 1993, he was active in the senior management of Tommy Hilfiger, Inc. ("THI") from 1989 to 1990 and has served as an advisor to the Company and its predecessors since 1989 through a consulting arrangement. Mr. Stroll has also been Group Chief Executive Officer of Pepe Jeans London Corporation and its predecessor (collectively, "Pepe") since 1993 and Chairman of the Board of AIHL since 1992. Mr. Stroll's legal name is Lawrence S. Strulovitch.

  Lester M.Y. Ma, 50, has been a Director of the Company since 1992 and its Treasurer since 1996. Mr. Ma has been an Executive Director and Group Chief Accountant of Novel Enterprises Limited ("Novel Enterprises") for more than the past five years. In addition, Mr. Ma has been a director of Novel Denim Holdings Limited ("Novel Denim"), a Mauritius-based manufacturer of denim garments and fabric quoted on the Nasdaq National Market and an affiliate of Novel Enterprises, since 1992 and its Treasurer since February 1997. Mr. Ma's legal name is Mang Yin Ma.

  Clinton V. Silver, 67, has been a Director of the Company since 1994. Mr. Silver currently serves as a consultant to, and from 1991 until his retirement in 1994, as Deputy Chairman of, Marks & Spencer plc ("Marks & Spencer"), an international retailer based in London. Mr. Silver served as a director of Marks & Spencer from 1974 to 1994 and as Joint Managing Director from 1990 to 1994.

  The election of the directors requires the affirmative vote of a plurality of the Ordinary Shares voted at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

  The principal occupations and other biographical information of the directors of the Company whose terms continue are as follows:

                                                                   EXPIRATION OF
        NAME                                                   AGE PRESENT TERM
        ----                                                   --- -------------
      Silas K.F. Chou.........................................  51     1999
      Thomas J. Hilfiger......................................  46     1999
      Joel J. Horowitz........................................  46     1998
      Ronald K.Y. Chao........................................  58     1998
      Joseph M. Adamko........................................  65     1999
      Simon Murray............................................  57     1998

  Silas K.F. Chou has been Chairman of the Board of Directors of the Company since 1992. Mr. Chou also has served for more than the past five years as an Executive Director of Novel Enterprises. Mr. Chou was appointed as Managing Director of Novel Enterprises in 1996. In addition, Mr. Chou has been the Chairman of the board of directors of Novel Denim since 1996. Since 1992, Mr. Chou has been the Chairman of the board of directors of Pepe and Chief Executive Officer of AIHL.

  Thomas J. Hilfiger has been a Director since 1992 and Honorary Chairman of the Board of Directors of the Company since 1994. Prior thereto, Mr. Hilfiger was Vice Chairman of the Board of the Company and its predecessors since 1989, and President of THI from 1982 to 1989. Mr. Hilfiger has been designing clothes under the TOMMY HILFIGER(R) trademark since 1984.

  Joel J. Horowitz is Chief Executive Officer and President of the Company. Mr. Horowitz has served as Chief Executive Officer since 1994 and as President since June 1995. From 1989 to 1994, Mr. Horowitz served as President and Chief Operating Officer of the Company and its predecessors. Mr. Horowitz has been a Director of the Company since 1992.

  Ronald K.Y. Chao has been a Director of the Company since 1992. In 1996, Mr. Chao was appointed as Vice Chairman of Novel Enterprises. For more than five years prior thereto, Mr. Chao served as the Managing Director of Novel Enterprises. In addition, Mr. Chao has served as a director of Novel Denim since February 1997.

  Joseph M. Adamko has been a Director of the Company since 1993. Since 1992, Mr. Adamko has been a director of Sterling Bancorp and Vice Chairman and a director of Sterling National Bank. Prior thereto, Mr. Adamko was employed by Manufacturers Hanover Trust Company of New York in a variety of positions for over 30 years, including most recently as a Managing Director.

  Simon Murray has been a Director of the Company since April 1997. Since 1994, Mr. Murray has been the Executive Chairman of Deutsche Bank AG for the Asia/Pacific region. From 1984 to 1993, Mr. Murray was the Group Managing Director of the Hutchison Whampoa Group, a major Hong Kong-based conglomerate, where he continues to be a member of the board of directors. In addition, Mr. Murray is currently the Deputy Chairman of China North Industries Investment Limited and a director of a number of public companies in the Far East, including Cheung Kong Holdings.

  Ronald K.Y. Chao and Silas K.F. Chou are brothers.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established an Audit Committee, a Compensation Committee and an Investment Committee.

  The Audit Committee recommends to the Board of Directors an accounting firm to serve as the Company's independent accountants, reviews the scope and results of the annual audit of the Company's consolidated financial statements, reviews nonaudit services provided to the Company by the Company's independent accountants and monitors transactions among the Company and its affiliates. The Audit Committee currently consists of Mr. Silver, who is the Chairman, Mr. Adamko and Mr. Murray.

  The Compensation Committee is responsible for supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee currently consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

  The Investment Committee is responsible for overseeing the performance of the Company's investments, identifying and interviewing potential investment managers and determining the investment policies for the Company's short and long term cash management. The Investment Committee is comprised of Mr. Ma, who is the Chairman, and Mr. Ng.

  During the last fiscal year, the Board of Directors held five meetings. The Compensation Committee held four meetings during the year. Each of the Audit and Investment Committees held two meetings. While serving as a director, each of the directors participated in at least 75% of the meetings held by all Committees of the Board on which such director served during the 1997 fiscal year and, except for Messrs. Hilfiger and Stroll, at least 75% of the meetings of the Board of Directors.

DIRECTOR COMPENSATION

  Directors who are employees of the Company or its subsidiaries receive no additional compensation for their service on the Board and its Committees. All other directors of the Company receive a retainer of $25,000 per annum. Each member of a Committee of the Board of Directors receives a retainer of $5,000 per annum, and each Chairman of a Committee of the Board of Directors receives an additional retainer of $3,000 per annum. These directors also receive $2,000 for attendance at each meeting of the Board or a Committee.

  In August 1994, the Board of Directors and the Company's shareholders approved the Directors Option Plan, whereby directors who are not officers or employees of the Company or any of its subsidiaries are eligible to receive an initial grant of 10,000 options, and subsequent annual grants of 1,000 options, to acquire Ordinary Shares of the Company at the fair market value on the dates of grant. See "Stock Option Plans."

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid and accrued by the Company and its subsidiaries for the fiscal years ended March 31, 1997, 1996 and 1995 to the Company's chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                ANNUAL COMPENSATION         COMPENSATION
                                ----------------------    -----------------
                                                               AWARDS
                                                          -----------------
                                                             SECURITIES
   NAME AND PRINCIPAL    FISCAL  SALARY                      UNDERLYING        ALL OTHER
        POSITION          YEAR     ($)       BONUS ($)    STOCK OPTIONS (#) COMPENSATION ($)
   ------------------    ------ ---------    ---------    ----------------- ----------------
Joel J. Horowitz........  1997    473,000    7,174,000             --              353(1)
 Chief Executive Officer
 and                      1996    430,000    5,016,000             --              270
 President                1995    400,000    3,312,000             --              465
Thomas J. Hilfiger......  1997  8,498,223    4,500,000(2)          --              353(1)
 Honorary Chairman and    1996  6,510,179      800,000             --              270
 Principal Designer       1995  4,699,414          --              --              465
Silas K.F. Chou.........  1997    750,000(3)   325,000             --              --
 Chairman of the Board    1996    750,000(3)   325,000             --              --
                          1995    750,000(3)       --              --              --
Lawrence S. Stroll......  1997    625,000(4)   325,000             --              --
 Director; Chief
 Executive                1996    625,000(4)   325,000             --              --
 Officer of THHK          1995    625,000(4)       --              --              --
Benjamin M.T. Ng........  1997    250,000      211,375           5,000           4,044(5)
 Director; Executive
 Vice President
 --Corporate Finance      1996    150,000      288,625         150,000           4,093
                          1995    150,000      150,000             --            2,789

--------
(1) Amount represents premiums paid by the Company for group term life insurance on behalf of the Named Executive Officer.
(2) Of this amount, $3,500,000 will be payable on a deferred basis. See "Certain Employment Agreements."
(3) 1997 amount includes 50% of the fees paid pursuant to a consulting agreement between Tommy Hilfiger (Eastern Hemisphere) Limited ("THEH") and Fasco International, Inc. ("Fasco International"), a subsidiary of Sportswear Holdings Limited ("Sportswear Holdings"). 1996 and 1995 amounts include 50% of the fees paid pursuant to a consulting agreement between Tommy Hilfiger U.S.A., Inc. ("TH USA") and Falcon International, Inc. ("Falcon International"), a subsidiary of Sportswear Holdings. See "Certain Relationships and Related Transactions."
(4) Includes (i) for 1997, 50% of the fees paid pursuant to a consulting agreement between THEH and Fasco International, and for 1996 and 1995, 50% of the fees paid pursuant to a consulting agreement between TH USA and Falcon International; and (ii) all of the fees paid pursuant to a consulting agreement between THEH and an affiliate of Mr. Stroll. See "Certain Relationships and Related Transactions."
(5) Amount represents employer matching contribution under the Tommy Hilfiger U.S.A. 401(k) Profit Sharing Plan of $3,750 and premiums paid by the Company for group term life insurance on behalf of Mr. Ng of $294.

STOCK OPTION GRANTS

  The following table sets forth information regarding grants of stock options during fiscal year 1997 made to the only Named Executive Officer who has received Company option grants.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                    INDIVIDUAL GRANTS                        GRANT DATE VALUE (1)
------------------------------------------------------------ -------------------
          NUMBER OF     PERCENT OF
          SECURITIES   TOTAL STOCK
          UNDERLYING     OPTIONS
            STOCK       GRANTED TO    EXERCISE OR
           OPTIONS     EMPLOYEES IN   BASE PRICE  EXPIRATION     GRANT DATE
  NAME    GRANTED (#) FISCAL YEAR (2)   ($/SH)       DATE     PRESENT VALUE ($)
  ----    ----------  --------------  ----------- ---------- -------------------
Benjamin
 M.T.
 Ng.....    5,000          0.71%        45.125     04/01/06        100,775

--------
(1) The fair value of these options on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 40%; risk-free interest rate of 6%; expected life of 5 years; and no future dividends. The dollar amount in this column is not intended to forecast potential future appreciation, if any, of the Company's Ordinary Shares.
(2) This percentage is calculated with respect to stock options granted under the Plans during the last fiscal year. The stock options granted to Mr. Ng during the last fiscal year were non-qualified options granted pursuant to the Plans. Such options become exercisable in 20% increments each April 30, commencing April 30, 1997. See "Stock Option Plans."

STOCK OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information regarding stock option exercises during fiscal year 1997 by the only Named Executive Officer who has received Company option grants, and the values of such officer's unexercised options as of March 31, 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                VALUE OF UNEXERCISED
                                      NUMBER OF UNEXERCISED         IN-THE-MONEY
            SHARES                      STOCK OPTIONS AT          STOCK OPTIONS AT
          ACQUIRED ON     VALUE        FISCAL YEAR-END (#)       FISCAL YEAR-END ($)
  NAME    EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----    -----------  ------------ ------------------------- -------------------------
Benjamin
 M.T.
 Ng.....    30,000      1,455,825         150,070/5,000           3,303,133/35,625

CERTAIN EMPLOYMENT AGREEMENTS

  Subsidiaries of the Company had employment agreements with Messrs. Hilfiger and Horowitz during fiscal 1997.

  The employment agreement with Tommy Hilfiger, the Company's Honorary Chairman of the Board and Principal Designer, provides for his employment as the designer of all products carrying the TOMMY HILFIGER(R) trademark until his death, disability or incompetence. Mr. Hilfiger receives an annual base salary of $900,000, subject to adjustments. If net sales of TH USA and its subsidiaries are less than $48,333,333 in any year, Mr. Hilfiger's base salary for such year is reduced by 1.5% of such shortfall, to not less than $500,000. If net sales are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of TH USA other than by reason of his death, disability or incompetence, TH USA will have no further obligations under the agreement. The employment agreement provides that TH USA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the TOMMY HILFIGER(R) trademark.

  The amended employment agreement with Mr. Horowitz provides for his employment as Chief Executive Officer of the Company and TH USA until March 14, 1999. The agreement provided for an annual base salary in fiscal year 1997 of $473,000. The base salary is subject to increase each year thereafter by the average percentage increase for all employees of TH USA. In addition, Mr. Horowitz is entitled to receive an amount equal to 5 percent of the Company's earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes ("operating earnings"), subject to a minimum of $200,000 per year and a maximum of $777,000 per year, which maximum has been reduced each year (from an original level of $900,000) by the increase in his base salary; provided, that if the Company's operating earnings are below $2 million in any year, TH USA is entitled to offset 10% of any shortfall (up to $75,000) against such payments in future years to the extent they would otherwise exceed $200,000.

  Beginning in fiscal 1995, the Company became subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), under which public companies are not permitted to deduct annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders and provided that the other requirements set forth in Section 162(m) and related regulations are met. Payments required to be made pursuant to the Company's aforementioned employment agreements with Messrs. Hilfiger and Horowitz, which were entered into prior to the effective date of Section 162(m), are not subject to such restrictions.

  On May 22, 1995, the Compensation Committee approved and the Board of Directors adopted, and on July 28, 1995, the shareholders approved, the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the "SEIC Plan"), effective as of April 1, 1995 for each of the four fiscal years ending March 31, 1999. The purpose of the SEIC Plan is to provide a significant and flexible economic opportunity to Mr. Horowitz, Chief Executive Officer and President of the Company and Chief Executive Officer of TH USA, in an effort to reward his contribution to the Company and its subsidiaries. The SEIC Plan replaced the performance-based compensation arrangement for Mr. Horowitz that was in effect for fiscal year 1995. The SEIC Plan is administered by the Compensation Committee and provides for a cash award to Mr. Horowitz equal to 5 percent of the operating earnings (as defined above) of the Company. Awards under the plan are calculated and paid quarterly based on 3.75 percent of operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5 percent rate) payable at the end of the fiscal year. The amount of the award is reduced by the amount of any other bonuses based on the operating earnings of the Company or any of its subsidiaries granted to Mr. Horowitz. The 5 percent operating earnings bonus payable under Mr. Horowitz's employment agreement is credited against bonuses payable under the SEIC Plan. The SEIC Plan does not contain any cap on the maximum amount of the bonus payable thereunder. The SEIC Plan bonus payable to Mr. Horowitz in respect of fiscal year 1997, net of the $777,000 bonus payable under his employment agreement, was $6,397,000. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

  The employment agreements with Messrs. Hilfiger and Horowitz also provide that such executives are eligible to receive additional annual bonuses at the discretion of TH USA's Compensation Committee if the TH USA Compensation Committee determines that certain performance levels established by the Company's Compensation Committee have been satisfied. If, however, compensation is awarded based on an arrangement that has not been approved by the shareholders, the Company would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. The Compensation Committee approved discretionary bonuses of $4,500,000, of which $3,500,000 was granted by the Company on a deferred basis as described below (the "Deferred Bonus"), and $800,000 for Mr. Hilfiger in fiscal years 1997 and 1996, respectively.

  The Deferred Bonus (and any interest accrued thereon) will be paid in annual installments on the last day of each fiscal year of the Company (commencing with the fiscal year ending March 31, 1998) in the largest possible amounts that can be paid, after taking into account any base salary and other compensation in that fiscal year which would be counted for purposes of
Section 162(m), and still be fully deductible under such regulations. The unpaid portion of the Deferred Bonus will accrue interest at a rate equal to TH USA's bank borrowing rate. While the Company believes that such Deferred Bonus payments will be deductible for federal income tax purposes pursuant to
Section 162(m), there can be no assurance in this regard.

STOCK OPTION PLANS

 Tommy Hilfiger U.S.A., Inc. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans

  In September 1992, the Company and its subsidiaries adopted stock option plans (collectively, the "Plans") authorizing the issuance of an aggregate of up to 1,450,000 Ordinary Shares to directors, officers and employees of the Company and its subsidiaries, as well as 1,520,000 Ordinary Shares that were reserved for issuance in connection with an option granted to a former director and executive officer of the Company pursuant to his employment agreement. Messrs. Hilfiger, Horowitz, Chou, Chao and Stroll are not eligible for grants under the Plans. In December 1993, July 1995 and November 1996, the Company's shareholders approved amendments to the Plans to increase by 1,000,000, 1,000,000 and 500,000, respectively, the number of Ordinary Shares reserved for issuance under the Plans. The Company is proposing a further increase of 750,000 Ordinary Shares reserved for issuance under the Plans. See PROPOSAL TWO.

  The Plan for employees of TH USA has been administered by the Compensation Committee of the Board of Directors of TH USA and the Plan for employees of the Company's non-United States subsidiaries have been administered by the Company's Compensation Committee (collectively, the "Compensation Committees"). The Compensation Committees determine the employees to whom awards are granted, the number of awards granted and the specific terms and conditions of each grant, subject to the provisions of the Plans.

  Under the Plans, awards may include stock options, stock appreciation rights and restricted stock. An option or right granted under the Plans must have an exercise price of not less than market value at the date of grant, provided that options granted prior to the offering must have an exercise price of not less than the initial public offering price. Options may be exercisable at such times, in such amounts, in accordance with such terms and conditions, and subject to such restrictions as are set forth in the option agreement evidencing the grant of such options.

  Adjustments in the number and kind of shares subject to options granted under the Plans are made by the Compensation Committees in the event of a merger, consolidation, recapitalization, reclassification, stock split, warrants or rights issuance, stock dividend or combination of shares. In addition, the grants may provide for acceleration or immediate vesting in the event of a change of control of the Company or its subsidiaries.

 Non-Employee Directors Stock Option Plan

  In August 1994, the Board of Directors and shareholders of the Company approved the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). Under the Directors

Option Plan, directors who are not officers or employees of the Company or any subsidiary of the Company ("Non-Employee Directors") are eligible to receive stock options.

  The Directors Option Plan is administered by the Company's Compensation Committee consisting of not less than two members of the Board, each of whom is a "disinterested person" as that term is used in Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"). Subject to certain specific limitations and restrictions set forth in the Directors Option Plan, the Company's Compensation Committee has full and final authority to interpret the Directors Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Directors Option Plan and to make all determinations necessary or advisable for the administration of the Directors Option Plan. However, grants of stock options to participants under the Plan and the amount, nature and timing of the grants are not subject to the determination of the Committee.

  The total number of Ordinary Shares for which options may be granted under the Directors Option Plan may not exceed 200,000 shares while the Directors Option Plan is in effect, subject to certain adjustments described in the Directors Option Plan. Each Non-Employee Director receives an initial stock option to purchase 10,000 Ordinary Shares at a price equal to the fair market value at the time of the grant of the Ordinary Shares subject to such stock option.

  Prior to termination of the Directors Option Plan, on the first to occur of either the April 1 or October 1 following the first anniversary of each Non-Employee Director's date of initial grant (the "First Annual Grant Date"), and on each anniversary of such Non-Employee Director's First Annual Grant Date, such Non-Employee Director will receive an additional stock option to purchase 1,000 Ordinary Shares at a price equal to the fair market value of the Ordinary Shares at the time of the grant, provided such individual continues to be a Non-Employee Director.

  The term of each stock option will be 10 years unless earlier terminated by termination of the director status of a Non-Employee Director. The stock options will be exercisable in equal installments over five years from the date of grant. The stock options granted under the Directors Option Plan may not be assigned or transferred except by will, applicable laws of descent and distribution or pursuant to a qualified domestic relations order.

  The Board may amend, alter or discontinue the Directors Option Plan, but no amendment, alteration or discontinuation will be made which would (i) impair the rights of an optionee under a stock option without the optionee's consent, except such an amendment as would cause the Directors Option Plan to qualify for the exemption provided by Rule 16b-3 or (ii) disqualify the Directors Option Plan from the exemption provided by Rule 16b-3. In addition, (i) no amendment will be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement, and (ii) the Directors Option Plan will not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

  All stock options granted by the Company are non-qualified stock options for purposes of the Code. The grant of non-qualified stock options does not result in any taxable income to the participant. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their cost to the participant is taxable to the participant as ordinary income. TH USA will generally be entitled to a corresponding deduction at the time such amounts are included in income by a TH USA Plan participant. The participant's tax basis for the shares is their fair market value at the time of exercise. Income realized on the exercise of a non-qualified stock option is subject to federal and (where applicable) state and local withholding taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  From August 1994 through the end of the Company's last fiscal year, the Compensation Committee consisted of Mr. Adamko, who is the Chairman, and Mr. Silver. In April 1997, Mr. Murray was appointed as an additional member of the Compensation Committee.

  During the Company's last fiscal year, Sportswear Holdings was 50% owned by Novel Enterprises, a Hong Kong corporation privately owned by members of the Chao family (including Messrs. Silas K.F. Chou and Ronald K.Y. Chao), and 50% owned by Gadwal Limited, a Hong Kong corporation in which Mr. Stroll has a indirect beneficial ownership interest ("Gadwal"). In January 1997, Novel Enterprises transferred its ownership interest in Sportswear Holdings to a Hong Kong corporation under common control with Novel Enterprises. AIHL is owned by Sportswear Holdings, Mr. Hilfiger and Mr. Horowitz. AIHL owns, indirectly through a subsidiary, substantially all of the outstanding shares of Pepe. Novel Enterprises and its affiliates also hold other interests in the apparel industry, including an approximately 48% ownership interest in Novel Denim.

  Mr. Chou, the Chairman of the Board of Directors of the Company, is Chairman of the Board of Directors of Pepe. Mr. Stroll, a Director of the Company and Chief Executive Officer of THHK, is Group Chief Executive Officer and a director of Pepe. Mr. Ng, an executive officer and Director of the Company, is also a director of Pepe. Mr. Ma, an executive officer and Director of the Company, and Mr. Chao, a Director of the Company, are directors of certain subsidiaries of Pepe.

  Messrs. Chou, Hilfiger, Stroll and Horowitz, executive officers and Directors of the Company, are executive officers and directors of AIHL. Mr. Ng, an executive officer and Director of the Company, is an executive officer, and until May 1997 was a director, of AIHL.

  Messrs. Chou and Stroll, executive officers and Directors of the Company, are executive officers and directors of Sportswear Holdings. Mr. Chao, a Director of the Company, is a director of Sportswear Holdings.

  Messrs. Chou and Ma, executive officers and Directors of the Company, and Mr. Chao, a Director of the Company, are executive officers and directors of both Novel Enterprises and the transferee of Novel Enterprises' ownership interest in Sportswear Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain relationships and transactions between the Company and certain directors and officers of the Company and certain of their affiliates are described below.

  Effective February 1, 1997, the Company entered into a licensing agreement with Pepe to distribute the Company's men's and boys' sportswear (excluding jeanswear and jeans related apparel) throughout the European market. Under this agreement, the licensee pays Tommy Hilfiger Licensing, Inc. ("THLI") a royalty based on a percentage of the value of licensed products sold by Pepe. Except with the approval of THLI, all products sold by or through Pepe must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them.

  Effective June 30, 1996, the Company's joint venture arrangement with Tommy Hilfiger Japan Co., Ltd. ("TH Japan") covering the Company's Japanese operations expired. Effective July 1, 1996, the Company entered into an exclusive license agreement for Japan with Novel-ITC Licensing Limited ("NIL"), a company jointly controlled by Itochu Corporation, which was the 51% owner of TH Japan, and Novel Enterprises. Mr. Stroll indirectly owns a 3.5% equity interest in NIL. Under the license agreement, NIL pays THLI a royalty based on a percentage of the value of licensed products sold by THMJ Incorporated ("THMJ"), NIL's sublicensee. Novel Enterprises and Messrs. Stroll, Hilfiger and Horowitz indirectly own equity interests of 15.2%, 15.2%, 9.7% and 3.2%, respectively, in THMJ. Except with the approval of THLI, all products sold by or through NIL or THMJ must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to this new arrangement, royalties and commissions totaled $2,745,000 during fiscal year 1997. Pursuant to the prior arrangement, royalties and commissions totaled $488,000 during fiscal year 1997, $1,939,000 during fiscal year 1996 and $1,222,000 during fiscal year 1995.

  Effective October 1, 1995, the Company entered into a license agreement with a related party, AIHL (formerly SEL International Investments Corp.), the parent of Pepe, for the manufacture, sale and distribution of men's, women's and girl's jeanswear and jeans related apparel (which includes women's and girls' casual wear) bearing the TOMMY HILFIGER(R) registered trademarks. The Company received a non-interest bearing note receivable from AIHL in connection with this transaction. The note which has a face value of $5,000,000, and is due on September 30, 2000, is recorded at its present value of $3,735,000. Under this license agreement, the Company receives royalties from subsidiaries of Pepe based upon a percentage of net sales of licensed products. The fiscal 1997 results of operations include $9,963,000 of such royalties. Net sales included in the Company's consolidated statements of operations for these licensed products prior to this agreement were $12,370,000 in fiscal 1996 and $9,104,000 in fiscal 1995. In addition, in connection with this license, a subsidiary of Pepe leases certain space at the Company's U.S. headquarters, for which rent of $214,000 was received by the Company in fiscal 1997.

  TH USA purchases finished goods in the ordinary course of business from affiliates of Novel Enterprises. Such purchases amounted to $9,852,000 during the fiscal year ended March 31, 1997. In addition, contractors of the Company purchase raw materials in the ordinary course of business from affiliates of Novel Enterprises pursuant to the Company's designation of such sources as acceptable suppliers. Such purchases amounted to $5,811,000 during the fiscal year ended March 31, 1997.

  THEH has entered into a buying agency agreement with Tommy Hilfiger Canada, Inc., a Canadian licensee, in which Mr. Stroll, a Director of the Company and Chief Executive Officer of THHK, has an indirect beneficial ownership interest. Under this agreement, THEH receives commissions based on a percentage of the cost of goods sourced on behalf of the licensee. THLI receives a royalty from the licensee based upon a percentage of net sales of licensed products. The Company's results of operations include $2,378,000 for the year ended March 31, 1997 for commissions and royalties received from this licensee.

  The Company sells merchandise in the ordinary course of business to a retail store that is owned by Mr. Hilfiger's sister. Sales to this customer amounted to approximately $435,000 during the year ended March 31, 1997.

  THEH has a consulting agreement with an affiliate, Fasco International, pursuant to which THEH pays Fasco International $500,000 per year, plus reimbursement of expenses. The agreement has renewable one year terms. The fees and related expenses under this consulting agreement totaled $500,000 during the year ended March 31, 1997.

  THEH has a consulting agreement with an affiliate of Mr. Stroll. THEH paid fees of $375,000 in fiscal 1997 to such affiliate.

  Under the terms of an agreement with Novel Enterprises, THHK reimburses Novel Enterprises for certain general and administrative expenses incurred by it on behalf of THHK. Payments made to Novel Enterprises for the year ended March 31, 1997 were $58,000.

  The law firm of Gursky & Associates, P.C., of which Steven Gursky, Secretary of TH USA and Assistant Secretary of the Company, is a member, provides legal services to the Company and its subsidiaries. Payments to Gursky & Associates, P.C., excluding reimbursement of expenses, were approximately $1,301,000 in fiscal year 1997. Mr. Gursky is a cousin of Mr. Horowitz, an executive officer and Director of the Company.

  The Audit Committee of the Board of Directors monitors and approves transactions between the Company and its affiliates to seek to provide that such transactions are on terms which are no less favorable as a whole to the Company than could be obtained from unaffiliated parties. The Audit Committee is composed of Non-Employee Directors who are not affiliated with Novel Enterprises, Novel Denim, Gadwal, Sportswear Holdings, AIHL, Pepe, NIL or THMJ.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Named Executive Officers. The Committee is currently comprised of Messrs. Joseph M. Adamko, who serves as Chairman, Clinton V. Silver and Simon Murray, each of whom is a Non-Employee Director.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

  In establishing compensation and benefit levels for executive officers, the Committee seeks to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. Each of these compensation criteria is measured both internally and in comparison to industry averages and standards, thereby providing the Committee with comparative guidelines when determining executive compensation levels. The Company's compensation structure consists of base salary, variable annual cash bonuses and stock based long-term incentive awards in the form of stock options.

  In determining salary and bonus levels for executive officers, the Compensation Committee reviews certain Company performance factors, including net revenue, operating earnings, net income and net profit margin. Performance is measured in terms of both quantitative and qualitative goals at the corporate, departmental and individual levels.

  The Committee has adopted a policy to seek to maintain full deductibility of executive compensation within the guidelines of Section 162(m) of the Internal Revenue Code of 1986, as amended. Pursuant to this policy, the Committee adopted and the shareholders approved the SEIC Plan described above under "Certain Employment Agreements."

  Certain of the Company's executive officers are eligible to receive stock options in accordance with the Company's stock incentive plans. See "Stock Option Plans." The objective of such grants is to align the long-term interests of the Company's executives with those of its shareholders. The Compensation Committee has the responsibility of governing stock option grants to eligible executive officers and employees of the Company.

  Cash compensation levels, including salary and bonus, of certain of the Company's executive officers, including certain of the Named Executive Officers, are determined based upon the amounts and formulas prescribed by each such executive's employment agreement. See "Certain Employment Agreements." These employment agreements are generally long-term with a view toward achieving consistency at the higher levels of the Company's management ranks, and contain variable salary and bonus structures which directly link the compensation paid to certain executive officers to the Company's satisfactory achievement of certain performance goals. Performance-based compensation is generally determined based upon the attainment of certain annual net revenue, operating earnings and net profit margin thresholds. Such bonus payments, other than bonus payments prescribed by the employment agreements, are generally at the discretion of the Committee and may be reduced from the amounts prescribed by the formulas if, in the determination of the Committee, such an adjustment is warranted.

  Compensation levels are analyzed by the Committee through an assessment of prevailing compensation levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry index used for comparison with the Company's performance in the Cumulative Total Return graph which follows this report, as well as other companies which, in the Committee's view, compete with the Company for executive talent. These competitors may also include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

  In selected cases, the Committee may feel that exceptional executive talent may only be attracted and retained by compensation at the high end of prevailing levels among the Company's competitors. In view of the considerations described below, the Committee believes that compensation for certain executive officers, and Messrs. Hilfiger and Horowitz in particular, which are at the high end of the range for the Company's competitors, are appropriate.

  Long-term incentive compensation of the Company's executive officers, when granted, generally takes the form of stock option grants of the Company's Ordinary Shares. These stock option grants are available under the Plans to certain executive officers and may be utilized to provide incentives to certain of the Company's officers, as well as the majority of its employees.

FISCAL YEAR 1997 COMPENSATION

  Pursuant to Mr. Hilfiger's employment agreement, which has been in effect since 1989, his annual cash compensation is fixed at 1.5% of certain of the Company's net sales and, accordingly, year-to-year increases in his compensation are tied to increases in such sales. The Company's net sales increased 38.4% in fiscal year 1997, which increase was largely due to the success of Mr. Hilfiger's designs, his development of the TOMMY HILFIGER(R) brand and image across an increasingly broad range of in-house and licensed products and his insight into the direction of fashion industry trends. The Committee reviewed other compensation arrangements in the apparel industry which are based on a percentage of net sales and found that Mr. Hilfiger's compensation, while at the high end of the range in terms of total dollars paid, was not unreasonable in terms of the percentage paid. In addition, in consideration of the increasing importance of licensing as a component of the Company's profitability and growth, and specifically in recognition of Mr. Hilfiger's personal contribution in furthering the licensing activity, the Compensation Committee approved a special discretionary bonus for fiscal year 1997 of $4,500,000, of which $3,500,000 was granted on a deferred basis. Consistent with the Committee's policy regarding deductibility of executive compensation, the Deferred Bonus payments are intended to be fully deductible under Section 162(m). See "Certain Employment Agreements."

  The other Named Executive Officers, except for Mr. Horowitz, received salary and bonus compensation pursuant to employment and/or consulting arrangements. Such compensation represents, in the opinion of the Committee based upon a review of industry standards, compensation commensurate with their respective contributions to the continued growth, profitability, strategic direction and, ultimately, shareholder return as depicted in the Cumulative Total Return graph which follows this report. Significant achievements by these executives during the past year include the continued expansion of the Company's men's in-store shop and boyswear fixtured area programs, a significant broadening of the range of product offerings (both in-house and through licensing arrangements), including athletic wear, women's fragrance, prescription eyewear, footwear and women's casualwear, the continued expansion of Company's channels of distribution in the retail arena, and the development and implementation of strategies for international growth.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Joel J. Horowitz is the Chief Executive Officer and President of the Company. The fiscal year 1997 base salary of $473,000 represents a 10% increase over the prior year and is consistent with the average increase given to all employees of the Company. The contractual bonus paid under his employment agreement was capped at $777,000 and is based upon a percentage of operating earnings. Mr. Horowitz's fiscal year 1997 performance-based compensation, which is determined in accordance with the SEIC Plan approved by the shareholders at the 1995 Annual Meeting of Shareholders, is based on a percentage of operating earnings less the amount of all other bonuses (which includes the 1997 contractual bonus) based on the operating earnings of the Company or any of its subsidiaries. Mr. Horowitz received aggregate bonuses of $7,174,000 under these arrangements in respect of fiscal year 1997.

  The Committee compared the total compensation of Mr. Horowitz to a sample which included chief executive officers of companies with publicly disclosed compensation data. The Company and the Committee consider this sample group of companies to be either peers or competitors in the apparel industry. The total fiscal year 1997 compensation payable to Mr. Horowitz was at the high end of the range of the sample group and is consistent with the Company's executive compensation philosophy described above. The Committee noted that, as depicted by the graph that follows this report, the cumulative total return achieved by the Company's shareholders since the Company's initial public offering in 1992 far exceeds the returns realized by the general and industry-specific indexes.

                                          COMPENSATION COMMITTEE

                                          Joseph M. Adamko, Chairman
                                          Clinton V. Silver
                                          Simon Murray

                    COMPARATIVE PERFORMANCE BY THE COMPANY

  The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Ordinary Shares with the cumulative total shareholder return on (1) a broad equity market index and (2) a published industry index or peer group, in each case assuming reinvestment of all dividends. Although the chart would normally be for a five-year period, the Ordinary Shares of the Company began public trading on September 22, 1992 and, as a result, the following chart commences as of such date. This chart compares the cumulative total shareholder return of the Ordinary Shares with (1) the S&P 500 Index and (2) the S&P Textiles Index, assuming in each case an investment of $100 on September 22, 1992 and reinvestment of all dividends.


                     COMPARISON OF CUMULATIVE TOTAL RETURN



                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
    AMONG TOMMY HILFIGER CORPORATION, S&P 500 INDEX, AND S&P TEXTILES INDEX

Measurement period       Tommy
                        Hilfiger
(Fiscal year Covered)     Corp.         S&P 500 Index   S&P Textiles Index
---------------------   ---------       -------------   ------------------
Measurement PT -
 9/22/92                $ 100               $ 100            $ 100

FYE  3/31/93            $ 173               $ 110            $ 101
FYE  3/31/94            $ 239               $ 112            $  83
FYE  3/31/95            $ 293               $ 129            $  82
FYE  3/31/96            $ 612               $ 170            $  96
FYE  3/31/97            $ 697               $ 204            $ 130

                 SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership ("Section 16 Reports") with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting Persons, all
Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to the fiscal year ended March 31, 1997 have been complied with on a timely basis.

PROPOSAL TWO: AMENDMENT OF STOCK OPTION PLANS

  In September 1992, the Company and its subsidiaries adopted the Plans authorizing the issuance of an aggregate of up to 1,450,000 Ordinary Shares to directors, officers and employees of the Company and its subsidiaries, as well as 1,520,000 Ordinary Shares that were reserved for issuance in connection with an option granted a former director and executive officer of the Company pursuant to his employment agreement. In December 1993, July 1995 and November 1996, the Company's shareholders approved amendments to the Plans to increase by 1,000,000, 1,000,000 and 500,000, respectively, the number of Ordinary Shares reserved for issuance under the Plans. Messrs. Hilfiger, Horowitz, Chou, Chao and Stroll are not eligible for grants under the Plans.

  As of August 31, 1997, 5,463,075 options, net of cancellations, were granted under the Plans, of which 2,791,695 have been exercised, including 2,010,000 options granted under the Plans to directors and officers of the Company as a group, of which 1,689,930 have been exercised. The average exercise price of all such options granted was $22.30 per Ordinary Share. The outstanding options expire on the tenth anniversary of their date of grant.

  As of August 31, 1997, 336,690 of the outstanding options granted were vested and exercisable and 6,925 shares were available for future grants under the Plans.

  In May 1997, the Board of Directors of the Company and its subsidiaries amended the Plans to increase by 750,000 the number of Ordinary Shares authorized for issuance in connection with options granted to directors, officers and employees of the Company and its subsidiaries, subject to the approval of the Company's shareholders at the Annual Meeting. See "Stock Option Plans" for a further description of the Plans.

  The affirmative vote of a majority of the shares voting, in person or by proxy, on the proposal at the Annual Meeting is required to approve the amendment of the Plans.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

PROPOSAL THREE: APPOINTMENT OF AUDITORS

  The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants to audit the accounts of the Company for the 1998 fiscal year, subject to approval by shareholders. A majority of the votes cast at the Annual Meeting is required for such approval.

  Price Waterhouse LLP has served as independent accountants for the Company since 1992. A representative of Price Waterhouse LLP will attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

                           PROPOSALS OF SHAREHOLDERS

  Shareholder proposals intended to be included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders must by received by the Company by May 22, 1998.

                                 OTHER MATTERS

  The Board does not know of any other business that may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed Proxy Card will vote on those matters in accordance with their best judgment.

  The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, in each case exclusive of exhibits, will be mailed without charge to any shareholder entitled to vote at the Annual Meeting, upon written request to Tommy Hilfiger U.S.A., Inc., 25 West 39th Street, New York, New York 10018,
Attn: Investor Relations.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

Hong Kong
September 19, 1997

                           TOMMY HILFIGER CORPORATION

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
              1997 ANNUAL MEETING OF SHAREHOLDERS--OCTOBER 27,1997



The undersigned hereby appoints Silas K.F. Chou and Benjamin M.T. Ng, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Shareholders, to be held at The Sandy Lane Hotel, Sandy Lane, St. James, Barbados on Monday, October 27, 1997 at 12:00 noon, local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated September 19, 1997, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1,2 AND 3 AND, WITH RESPECT TO ITEM 4, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

                                                             Please mark
                                                             your vote as
                                                             indicated in    [X]
                                                             this example
1. Election of Directors.

FOR all nominees
listed to the right             NOMINEES: B.M.T. Ng, L.S. Stroll, L.M.Y. Ma,
(except as marked               C.V. Silver
to the contrary) [ ]

WITHHOLD AUTHORITY              (INSTRUCTION: To withhold authority to vote for
to vote for all nominees        any individual nominee, write that nominee's
listed to the right [ ]         name in the space provided below.)

                                ------------------------------------------------

2. Approval of Amendment of Stock Option Plans.

                        FOR     AGAINST         ABSTAIN
                        [ ]       [ ]             [ ]

3. Ratification of Appointment of Auditors.

                        FOR     AGAINST         ABSTAIN
                        [ ]       [ ]             [ ]

4. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

NOTE: Please date and sign this proxy exactly as your names appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Dated:                  , 1997
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        Signature

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        Signature

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